MDI, Inc. to Acquire Building in San Antonio, Texas and Receive $2.6 Million

San Antonio, Texas – August 8, 2007 – MDI, Inc. (Nasdaq: MDII) today announced that it has entered into an agreement with Ridgemont Investment Group, LLC (“Ridgemont”) dated August 7, 2007 for the acquisition by Ridgemont of 5,306,122 MDI common shares which were previously to have been purchased by Stratis Authority, Inc.

The terms of the agreement between MDI and Ridgemont provide that at a closing, to take place by October 15, 2007.  Ridgemont and MDI will exchange the following consideration:

1.	Ridgemont will pay to MDI $2,600,000 in cash and MDI will deliver to Ridgemont 2,000,000 of the 5,306,122 registered shares; and

2.	Ridgemont will deliver to MDI ownership of the property located at 10226 San Pedro, San Antonio, Texas and MDI in return will deliver 3,306,122 registered shares.

The shares have been registered with the SEC on Form S-3 which was declared effective on August 6, 2007.

J. Collier Sparks, CEO and President of MDI stated, “We have been working with Stratis and Ridgemont on reaching an agreement on the receipt by MDI of the $2.6 million purchase price for the 5.3 million shares originally sold to Stratis. Simultaneously, we have been working with Ridgemont and its principals on acquiring permanent office space in San Antonio to accommodate our expected growth requirements. The agreement we have put in place with Ridgemont accomplishes both of these objectives.”

“The original arrangement with Stratis required that it pay MDI $0.49 per share for the 5.3 million shares. Under the current deal with Ridgemont, 2 million shares are priced at $1.30 per share in cash, this is an $0.81 per share increase in price over what the original agreement with Stratis called for.”

“In addition, under the new agreement, Ridgemont will sell to MDI 100% of the real property where our corporate offices are currently located. The property being purchased consists of a multi-story, 32,000 square foot building, where MDI currently occupies the top floor consisting of 16,000 feet, as well as two other buildings on the property, bringing the total footage to 50,000. The property is valued at approximately $9.5 million and is subject to a $5.5 million loan secured only by the property, with there being no personal liability to the maker of the note.”

“Closing is subject to MDI assuming this loan and the parties concluding other agreements typical of a commercial real estate transaction. The agreement we reached with Ridgemont today replaces the one that we made on June 21 to acquire 50% of Data Rose Limited Partnership, the partnership that owns the offices we formerly occupied at 9725 Datapoint. That agreement has been terminated with no liability to either party.”

About MDI, Inc.
MDI (NASDAQ: MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are unified by ONE Technology.  ONE Technology unifies security point products, systems and subsystems into a common management platform.  Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world’s most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution, San Diego Unified School District and MIT to name a few. The company has received numerous industry awards for their security technology including Frost & Sullivan’s Security System Technology Leadership Award and the Security Industry Association’s Best Integrated Product Award for 2006.  For more information on the company, its LearnSafe™ school safety and security initiative or its diversified line of security products and professional services, please visit www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

All product and company names mentioned herein may be the trademarks of their respective owners.

MDI Investor Relations Contact:
Richard A. Larsen
MDI, Incorporated
Richard.Larsen@mdisecure.com
(210) 582.2664

MDI Media Contact:
Michael M. Garcia
MDI, Incorporated
Mike.Garcia@mdisecure.com
(210) 477.5400